STIFEL FINANCIAL CORP.
Form 8-K Dated August 12, 2005
Exhibit 99: Press Release

[Stifel Financial Corp. logo] Stifel Financial News

One Financial Plaza 501 North Broadway St. Louis, MO 63102 (314) 342-2000

For further information contact:
James M. Zemlyak
Chief Financial Officer
(314) 342-2228

For Immediate Release

STIFEL FINANCIAL CORP.
ANNOUNCES COMPLETION OF OFFERING OF
CUMULATIVE TRUST PREFERRED SECURITIES

St. Louis, Missouri - August 12, 2005 - Stifel Financial Corp. (NYSE: "SF"), parent company of Stifel, Nicolaus & Company, Incorporated, announced today that is has completed its private placement of $35 million of 6.38% Cumulative Trust Preferred Securities. The Preferred Securities were offered by Stifel Financial Capital Trust II a wholly-owned Delaware business trust subsidiary of Stifel Financial Corp. The Trust Preferred Securities mature on September 30, 2035, are redeemable at the Company's option beginning September 30, 2010, and require quarterly distributions of interest by the Trust to the holder of the Trust Preferred Securities. Distributions will be payable at a fixed interest rate equal to 6.38% per annum from the issue date to September 30, 2010 and then will be payable at a floating interest rate equal to three-month London Interbank Offered Rate ("LIBOR") plus 1.70% per annum.

The proceeds will be used for continued growth of its subsidiaries, to repurchase shares of its common stock, and for general corporate purposes.

Company Information

Stifel Financial Corp. is a financial services holding company whose subsidiaries are engaged in general securities brokerage, investment banking, and money management with 90 locations in 17 states, primarily in the Midwest. To learn more about Stifel, please visit the Company's web site at www.stifel.com.

Forward-Looking Statements

Statements in this news release contain forward-looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to the Company and those specific to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, general economic conditions, actions of competitors, regulatory actions, changes in legislation, and technology changes. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this news release. The company does not undertake any obligation to publicly update any forward-looking statements.

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